Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

RREEF Property Trust, Inc.:

We consent to the use of our report dated March 28, 2013, with respect to the consolidated balance sheet of RREEF Property Trust, Inc. and subsidiaries as of December 31, 2012, and the related consolidated statements of stockholder’s equity, and cash flows for the period February 7, 2012 (inception) through December 31, 2012, included herein, and to the references to our firm under the heading “Experts” included herein.

We consent to the use of our report dated August 16, 2013, with respect to the historical summary of gross income and direct operating expenses of 9022 Heritage Parkway for the year ended December 31, 2012, included herein. Our report related to the above historical summary of gross income and direct operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of revenue and expense.

/s/ KPMG LLP

KPMG LLP

Dallas, Texas

August 29, 2013